EXHIBIT 10.1

For additional information, contact
Investor Relations, (301) 419-7877
April 26, 2007	Email: info@spherix.com

SPHERIX SIGNS LETTER OF INTENT FOR THE SALE OF ITS INFORMATION SUBSIDIARY

Will Become Exclusively a Biotech Company

BELTSVILLE, MD, Spherix Incorporated (NASDAQ/SPEX) has signed a letter of intent to sell the stock of its subsidiary, InfoSpherix Incorporated, to The Active Network Inc.  Terms of the deal have not been disclosed.  InfoSpherix contracts with government agencies to design, host, and operate park reservation services and public service contact centers.

The letter of intent calls for an exclusivity period during which the definitive agreement is to be finalized.  This agreement will be submitted to Spherix’s stockholders for approval.  It is expected that the transaction can be completed by the end of the summer.

The sale will allow Spherix to focus all of its efforts on biotechnology products developed by the Company’s BioSpherix Division.  The highest priority is to commercialize Naturlose®, which Spherix is studying as a treatment for Type 2 diabetes.  Spherix has already developed the potential treatment through Phase 1 and Phase 2 clinical trials, with a large-scale Phase 3 trial set to begin by the end of this month.

With the influx of cash from the sale, Spherix will be better positioned to accelerate research and development of Naturlose as well as other biotechnology products.  It plans to begin acquiring the necessary resources, and intends to seek additional funding and pharmaceutical partners to assist in completing development of these products.

“This is a great win for all involved,” said Richard Levin, Spherix’s President and CEO.  “Spherix gets the resources it needs to fully support Naturlose in the most critical period of its development.  The Active Network gets the best park reservations technologies and people available to help accelerate its own growth in that market.  And as an Active subsidiary, InfoSpherix gets the dynamic marketing vision and reach needed to get its innovative products and services into a much broader and deeper market.  It will allow us to better serve our clients.”

“The acquisition of InfoSpherix will enable The Active Network to substantially expand its business in park reservations, a market where we see tremendous opportunities,” said Matt Landa, president of The Active Network, Inc. “We look forward to working with the InfoSpherix team to provide additional and enhanced products and services to their current and future customer base.”

Certain statements contained herein are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied.  Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

—OVER—

About Spherix Incorporated

Under its motto, “A World of Solutions,” Spherix’s mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.  InfoSpherix designs, hosts, and operates real-time business and contact center solutions for government agencies, with a major focus on public park agencies. InfoSpherix is a wholly owned subsidiary of Spherix Incorporated, based in Beltsville, Maryland.  After the sale of InfoSpherix, Spherix will devote its full effort to the new biotech company.

About The Active Network, Inc.

The Active Network, Inc., based in San Diego, Calif., provides application services technology and marketing access to community service and participatory sports organizations, and is a leading online community for active lifestyles.

Our Internet address is http://www.spherix.com.

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